REAL ESTATE PURCHASE AGREEMENT

TIIlS REAL ESTATE PURCHASE AGREEMENT ("Agreement"), dated for convenience of reference as of the day of January, 2026, between BJ BUILDERS, INC., a West Virginia corporation ("Seller") and FRONTIERAS NORTH AMERICA, a Wyoming corporation, and/or assignee ("Purchaser").

RECITALS

Seller owns certain real estate consisting of approximately 183.4 acres of land located in Mason County, West Virginia on the Ohio River, legally described on Exhibit "A" attached hereto, together with any and all rights, interests, easements and hereditaments benefitting said land, including all rights of Seller with respect to its water or river usage rights (hereinafter collectively referred to as, the "Property").

Purchaser and Seller entered into that certain Real Estate Option Agreement, dated March I 0, 2022, pursuant to which Seller granted an option to Purchaser to purchase the Property (the "Option Agreement"). The parties have continued through various extensions of the option period under the Option Agreement with Purchaser conducting due diligence investigations. The parties have negotiated modified terms for Purchaser's acquisition of the Property.

Purchaser desires to acquire the Property, and Seller is willing to sell the Property to Purchaser upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants contained herein, the parties, intending to be legally bound, agree as follows:

I. Purchase Price: Earnest Money. The purchase price for the Property shall be Four Million Eight Hundred Thirty-Five Thousand and No/100 Dollars ($4,835,000) ("Purchase Price"). The Purchase Price shall be payable by Purchaser to Seller as follows:

(a) The payments previously paid to Seller directly by Purchaser under the Option Agreement, totaling $882,500.00, shall be deemed as earnest money ("Earnest Money") to be applied to the Purchase Price at Closing; AND ALL SUCH PREVIOUS PAYMENTS TO SELLER UNDER THE OPTION AGREEMENT SHALL BE DEEMED FULLY EARNED AND OWNED SOLELY BY SELLER AND IN NO EVENT SHALL ANY SUCH PAYMENTS BE REFUNDABLE TO PURCHASER AND PURCHASER FULLY WAIVES AND RELEASES ANY AND ALL RIGHTS AND CLAIMS THERETO.

If the sale of the Property is closed hereunder, the Earnest Money shall be applied on the Closing Date on account of the Purchase Price. If the purchase of the Property under this Agreement is terminated, then neither party shall have any further right, liability or obligation to the other hereunder except for the rights, liabilities and obligations specified in this Agreement to survive the termination of this Agreement, including recovery of certain costs or default damages as described herein.

(b) Not later than 1:00 PM, Eastern Time, on the Closing Date (as hereinafter defined), Purchaser shall deposit with First American Title Insurance Company (the "Title Company"), 2555 E. Camelback Road, Suite 350, Phoenix, AZ 85016, working with Mercantile Title Agency, Inc. (an authorized agency of First American Title Insurance Company, the "Title Company"), in immediately available funds, the additional sum of $367,500.00 necessary, including and together with Earnest Money, to make the total cash payment to be paid to Seller at Closing equal to $1,250,000.00.

(c) The balance of the Purchase Price in the amount of $3,585,000.00 shall be paid by Purchaser to Seller at Closing in the form of Purchaser's Promissory Note in favor of Seller in said amount in the form attached hereto as Exhibit "B" (the "Note"), which Note shall be secured by a Deed of Trust on the Property in favor of Seller in the form attached hereto as Exhibit "C" (the "Deed of Trust").

(d) In addition, Purchaser shall deposit with the Title Company, in immediately available funds, the sum necessary to pay the costs and expenses allocated to the Purchaser in accordance with this Agreement.

(e) Concurrently with the execution of this Agreement, the title Company shall provide Seller with an "insured closing protection letter" for the benefit of Seller from First American Title Insurance Company.

2. Closing.

(a) The consummation of the purchase and sale of the Property ("Closing" or "Closing Date") shall take place at the office of the Title Company in Phoenix, Arizona Virginia on January 16, 2026, or a date mutually agreed upon by the parties.

(b) This transaction shall be closed in accordance with this Agreement and the Purchase Price shall be paid as indicated in section 1 above and all documents necessary for the consummation of this transaction shall be delivered through escrow with the Title Company (the "Escrow") on or prior to the Closing Date. Provided that all conditions of this Agreement have been satisfied, the Title Company shall disburse the proceeds of sale on the Closing Date to Seller and Seller shall deliver possession of the Property to Purchaser subject to the existing [Crop Lease], Gas Lease, cemeteries, and other Permitted Exceptions.

(c) At or prior to Closing, Seller shall cause to be delivered into Escrow the following documents:

(1) A Special Warranty Deed (the "Deed") in recordable form properly executed on behalf of Seller, in substantially the form attached hereto as Exhibit "D" conveying to Purchaser Seller's interest in the Property, subject to all matters of record and other Permitted Exceptions, and all matters that could be ascertained by an accurate survey of the Property;

(2) An affidavit sworn by an officer of Seller to the effect that Seller is not a "foreign person" as that term is defined in Section 1445(£)(3) of the Internal Revenue Code of 1986, as amended, which affidavit shall be in such form as may be prescribed by federal regulations;

(3) such disclosures and reports (including tax reporting and withholding certificates) as are required of Seller by applicable state and local law in connection with the conveyance of the Property;

(4) Affidavits as may be reasonably required by the title company providing Seller's title insurance (the "Title Insurer") for its elimination of title exceptions relating to any rights of other parties regarding the Property in form reasonably acceptable to Seller and to the Title Insurer;

(5) A resolution evidencing the authority of any person or persons executing instruments for or on behalf of Seller in connection herewith and authorizing Seller's sale of the Property and delivery of documents required to be delivered by Seller hereunder; and

(6) A settlement statement executed on behalf of Seller.

(d) At or prior to Closing, Purchaser shall cause to be delivered into Escrow the following:

(1) Immediately available funds in the amount required under Paragraph 1(b);

(2) The Promissory Note in the form of Exhibit "B", the Deed of Trust in the form of Exhibit "C", and the Post-Closing Covenant Agreement in the form of Exhibit "E", all duly executed by Purchaser;

(3) A resolution evidencing the authority of any person or persons executing instruments for or on behalf of Purchaser and authorizing Purchaser's purchase of the Property and delivery of documents required to be delivered by Purchaser hereunder;

(4) A settlement statement executed on behalf of Purchaser; and

(5) all other documents required by this Agreement or otherwise reasonably necessary for the Closing.

(e) On or before Close of Escrow, Purchaser and Seller shall deliver to the Title Company such other routine documents and matters as are reasonably necessary to consummate the sale of the Property, including without limitation, any supplementary escrow instructions.

(f) If at Close of Escrow, (i) the Title Insurer is irrevocably committed to issue the title insurance policies referred to in Section 9 below, (ii) each party has delivered the respective documents and funds set forth herein, and (iii) the Title Company is irrevocably committed to deliver the net sale proceeds to the Seller, then the Title Company is directed to record the Deed and Deed of Trust; to deliver to Purchaser those documents referred to in Paragraphs 2(c)(2) through 2(c)(6), fully executed where appropriate; to deliver to the Seller the executed Promissory Note and executed copies of those documents referred to in Paragraph 2(d)(3) through 2(d)(5) above and the net sale proceeds by wire transfer as directed by the Seller; and to perform the prorations referred to in Section 8.

(g) Title Company as the party responsible for closing the transactions contemplated hereby within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), shall file all necessary information reports, returns and statements (collectively, the "reports") regarding the transactions as may be required by the Code including, but not limited to, the reports required pursuant to Section 6045 of the Code. The Title Company further agrees to indemnify and hold Purchaser, Seller and their respective attorneys harmless for, from and against any and all claims, costs, liabilities, penalties or expenses resulting from Title Company's failure to file the reports which Title Company is hereby required to file.

3. Evidence of Title.

(a) Title Commitment. Purchaser shall, at Purchaser's expense as soon as possible, obtain an updated preliminary title report for an extended coverage policy (the "Commitment") issued by the Title Insurer showing the condition of title to the Property. If the Commitment or any amendment thereto discloses new exceptions which would, in Purchaser's reasonable judgment, be a material impairment to Purchaser's intended use of the Property and are objectionable to Purchaser, Purchaser, within ten business (10) days following the date on which Purchaser receives the Commitment, together with legible copies of all items (if available) listed as new exceptions in Schedule "B" of such Commitment, or within five business (5) days after receipt of any amendment to the Commitment, shall deliver to Seller written notice of Purchaser's objections, if any, to such new exceptions including a description of the impairment Purchaser believes would result from the exception ("Unpermitted Exceptions"). Neither the Gas Lease, nor the cemeteries previously disclosed to Purchaser, nor any other conditions shown on the survey previously obtained by Purchaser pursuant to Paragraph 3(b) hereof, shall be an Unpermitted Exception. If Purchaser fails to deliver such written notice or objection to Seller within the applicable time period, Purchaser shall be deemed to have waived its right to object to such Unpermitted Exceptions, which shall thereafter be deemed "Permitted Exceptions." In the event that Purchaser shall so object to any such Unpermitted Exceptions, Seller shall notify Purchaser within five (5) business days following the date of Purchaser's notice of such objections that either (a) the Unpermitted Exceptions have been, or will be at or prior to Closing, removed from the Commitment or are or will be insured over by the Title Insurer pursuant to an endorsement to the Commitment (together with Title Insurer's agreement to issue such endorsements to any lender, purchaser or transferee of the Property) and in such event, if reasonably required to allow the parties to prepare for Closing, the Closing Date shall be deferred to a date mutually agreed upon by the parties, or (b) Seller has elected not to pursue removal of one or more Unpermitted Exception or failed to arrange to have the Unpermitted Exceptions removed or insured over by the Title Insurer. Seller shall be under no obligation or duty to remove or cure any Unpermitted Exceptions. If Seller does not notify Purchaser that it has arranged to have the Unpermitted Exceptions removed or insured over or that it disputes an Unpermitted Exception within said five (5) business day period, Purchaser may elect, as its sole and exclusive remedy, either:

(i) to terminate this Agreement, in which event $367,500.00 of the Earnest Money shall be returned to Purchaser as Purchaser's sole remedy hereunder; or

(ii) to take title as it then is, which election must be made within five business (5) days following expiration of said five (5) day period in which event:

(1) Purchaser shall be deemed to have agreed to accept title as it then is without any reduction in the Purchase Price;

(2) all Unpermitted Exceptions not removed from the Commitment will thenceforth be deemed Permitted Exceptions;

(3) this Agreement shall remain in full force and effect; and

(4) if reasonably required to allow the parties to prepare for Closing, the Closing Date shall be deferred to a date reasonably and mutually agreed upon by the parties, not to exceed thirty (30) days.

Anything to the contrary in this Agreement notwithstanding, Seller shall not be obligated to remove or cure any Unpermitted Exceptions except that Seller shall pay or discharge any lien or encumbrance arising after the of the original Option Agreement and voluntarily created or assumed by Seller and not created by or resulting from the acts of Purchaser or other parties not related to Seller. If after the date of the original Commitment issued under the Option Agreement, an updated Commitment discloses Unpermitted Exceptions arising after the date of the original Commitment other than those which the Title Insurer has agreed to insure against, or Seller has agreed to pay or discharge at Closing, then unless Purchaser agrees to accept title as it then is without reduction of the Purchase Price, Seller may, at its option, terminate this Agreement, in which event $367,500.00 of the Earnest Money shall be returned to Purchaser as Purchaser's sole and exclusive remedy hereunder On the Closing Date, Seller shall cause the Title Insurer to issue an owner's title insurance policy, or the unconditional commitment of the Title Insurer to issue such policy (which commitment shall be deemed made upon the recordation by the Title Company or its agent of the Deed), in the amount of the Purchase Price, subject only to the printed exceptions normally contained in such policies and the Permitted Exceptions. The Title Policy shall be standard or extended coverage, at Purchaser's option; provided, however, if Purchaser elects extended coverage, Purchaser shall be responsible for satisfying, at Purchaser's cost, the Title Company's requirements therefor.

(b) Survey. Purchaser has obtained a survey of the Property at Purchaser's sole cost and expense, and has found no survey objections, and any such objections are hereby waived by Purchaser.

4. Seller's Express Representations. Seller represents and warrants to Purchaser that:

(a) Seller is a corporation duly formed and validly existing under the laws of the State of West Virginia and has the full power and authority to enter into this Agreement and to carry out the transaction contemplated herein. All persons signing this Agreement and/or any documents and instruments in connection herewith on behalf of Seller have full power and authority to do so. Subject to the provisions of this Section 4, all necessary action has been taken to duly authorize the execution and delivery of this Agreement and all documents and instruments contemplated by this Agreement, and the performance by Seller of the covenants and obligations to be performed and carried out by it hereunder.

(b) The execution, delivery and performance by Seller of this Agreement and such other instruments and documents to be executed and delivered in connection herewith by Seller do not, and will not, result in any violation of, or conflict with or constitute a default under, any provision of any agreement of Seller or any mortgage, deed of trust, indenture, lease, security agreement, or other instrument or agreement to which Seller is a party, or any judgment, writ, decree, order, injunction, rule or governmental regulation to which it is subject. Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges that Seller has disclosed to Purchaser the existence of the Gas Lease and this Agreement and the sale of the Property is subject to such lease.

(c) To Seller's actual knowledge (and with no duty of Seller to investigate or make inquiries) Seller is not prohibited from consummating the transaction contemplated by this Agreement by any law, rule, regulation, instrument, agreement, order or judgment.

(d) To Seller's actual knowledge (and with no duty of Seller to investigate or make inquiries), there are not, nor has Seller received any notice of, any current violations of any laws, statutes, ordinances, regulations or other. requirements of any governmental agency in connection with or related to the Property.

(e) To Seller's actual knowledge (and with no duty of Seller to investigate or make inquiries), there are not any existing, pending or anticipated litigation, condemnation or similar proceedings against or involving the Property, including without limitation any water, sewer, building or other construction moratoria on the Property, or any other claims, actions, suits or other proceedings threatened or pending which would materially and/or adversely affect Purchaser's right, title and/or interest in and to, or enjoyment or use of, the Property.

(f) There are no attachments, levies, executions, assignments for the benefit of creditors, receivership, conservatorship, or voluntary or involuntary proceedings in bankruptcy (or pursuant to any other debt or relief laws) contemplated by Seller, filed by Seller or, to the best of Seller's actual knowledge (and with no duty of Seller to investigate or make inquiries), pending or threatened in any current judicial or administrative proceedings against Seller.

(g) There are no leases executed by Seller applicable to or affecting the Property except for the Gas Lease disclosed to Purchaser prior to execution of this Agreement. Seller has not granted any third party any right to utilize or possess ay portion of the Property other than the tenant under the Gas Lease. Other than this Agreement, the Gas Lease and matters of record, there are, to Seller's actual knowledge (and with no duty of Seller to investigate or make inquiries) no contracts or agreements related to the sale, exchange or transfer of the Property or any part thereof.

(h) To Seller's actual knowledge (and with no duty of Seller to investigate or make inquiries), and subject to matters and conditions disclosed in Purchaser's environmental due diligence investigation of the Property: (i) the Property has never been utilized for the treatment, storage or disposal of hazardous substances or wastes; (ii) no hazardous substances or wastes have ever been located on the Property; (iii) no hazardous substances or petroleum products have ever been released on, at, into or under the Property (except for substances that may have been utilized by the tenant under any gas leases in the ordinary course of operations); (iv) there has been no activity conducted upon the Property which could have toxic results or leave a toxic residue (except for substances that may have been utilized by tenants under any gas leases in the ordinary course of their operations) and (v) there is no proceeding or inquiry by any governmental agency, either pending or anticipated, with respect thereto; and there are no violations of any local, state or federal statutes or laws governing the generation, treatment, storage, disposal, or cleanup of hazardous substances.

(i) To the best of Seller's actual knowledge, without independent investigation or inquiry, Seller is not aware of any restriction or refusal of Appalachian Power Company to allow the existing power lines in existing easements to be moved to allow Purchaser's contemplated development activities to proceed.

5. As Is. Purchaser represents and warrants to Seller that:

(a) Purchaser will have examined and investigated to Purchaser's full satisfaction the physical (including, without limitation, environmental) condition of the Property and title to the Property;

(b) Except as set forth herein, neither Seller nor any representative of Seller has made any representations or warranties whatsoever regarding this transaction or any fact relating thereto, including, without limitation, any representations or warranties concerning the physical condition of the Property, access, zoning laws, environmental matters, utilities, or any other matter affecting the Property or the use thereof;

(c) PURCHASER IS PURCHASING THE PROPERTY AS-IS, WHERE-IS, AND EXCEPT FOR SELLER'S EXPRESS REPRESENTATIONS SET FORTH IN SECTION 4 OF THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED) WITH RESPECT TO, AND SHALL HAVE NO LIABILITY FOR: (i) THE CONDITION OF THE PROPERTY, INCLUDING ANY AND ALL BUILDINGS, STRUCTURES, IMPROVEMENTS, OR PERSONAL PROPERTY THAT ARE A PART THEREOF, OR THE SUITABILITY, HABITABILITY, MERCHANTABILITY, OR FITNESS OF THE PROPERTY FOR PURCHASER'S INTENDED USE OR FOR ANY USE WHATSOEVER; (ii) ANY APPLICABLE BUILDING, ZONING OR FIRE LAWS OR REGULATIONS OR WITH RESPECT TO COMPLIANCE THEREWITH OR WITH RESPECT TO THE EXISTENCE OF OR COMPLIANCE WITH ANY REQUIRED PERMITS, IF ANY, OF ANY GOVERNMENT AL AGENCY; (iii) THE AVAILABILITY OR EXISTENCE OF ANY WATER, SEWER OR UTILITY RIGHTS; (iv) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES IN ANY OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE IMPROVEMENTS, AND INCLUDING, WITHOUT LIMITATION, ASBESTOS, RADON, OR UREA-FORMALDEHYDE, OR THE PRESENCE OF ANY ENVIRONMENT ALLY HAZARDOUS WASTES OR MATERIALS IN, ON, OR UNDER THE PROPERTY; (v) THE ACCURACY OR COMPLETENESS OF ANY SURVEY, PLANS AND SPECIFICATIONS, REPORTS, OR OTHER MATERIALS PROVIDED TO PURCHASER; OR (vi) ANY OTHER MATTER RELATING TO THE CONDITION OF THE PROPERTY. EXCEPT FOR THE SELLER'S EXPRESS REPRESENTATIONS IN SECTION 4 OF THIS AGREEMENT, PURCHASER HEREBY RELEASES AND WAIVES ANY AND ALL CLAIMS WHICH THE PURCHASER HAS OR MAY HAVE AGAINST THE SELLER WITH RESPECT TO THE CONDITION OF THE PROPERTY. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS BEEN GIVEN THE OPPORTUNITY UNDER THIS AGREEMENT TO FULLY INSPECT THE PROPERTY, AND THE EXERCISE OF THIS OPTION BY PURCHASER HEREUNDER SHALL CONSTITUTE PURCHASER'S ACKNOWLEDGMENT TO SELLER THAT PURCHASER HAS FULLY INSPECTED THE PROPERTY AND THAT PURCHASER ASSUMES THE RESPONSIBILITY AND RISK OF ALL DEFECTS AND CONDITIONS, INCLUDING SUCH DEFECTS AND CONDITIONS, IF ANY, THAT CANNOT BE OBSERVED BY CASUAL INSPECTION.

(d) Except as may be created by statute, rule or regulation, Seller shall have no responsibility, liability or obligations subsequent to the Closing with respect to any hazardous wastes or substances or any other environmental conditions on or affecting the Property unless and to the extent such conditions are solely and directly caused by Seller in connection with its ownership and operation of the Property and not caused in whole or in part by a lessee of the Property; and

(e) Except for Seller's express representations set forth in Section 4 hereof, Purchaser has not relied and will not rely on, and Seller is not liable for or bound by, any express or implied warranties, guaranties, statements, representations or information pertaining to the Property or relating thereto made or furnished by Seller, or any real estate broker or agent representing or purporting to represent Seller, to whomever made or given, directly or indirectly, verbally or in writing, unless specifically set forth herein.

6. Purchaser's Conditions to Closing. The obligations of Purchaser to close under this Agreement shall be subject to the satisfaction of the following conditions:

(a) There shall have occurred no material adverse change with respect to the Property (including, by way of examples of material adverse changes, any material adverse change in the physical condition or environmental condition of the Property) between the date of the Option Agreement and the Closing Date;

(b) The Title Company shall be ready, willing and able to facilitate an escrow-style closing with no additional cost, expense or obligation (including any obligation to indemnify) to Purchaser (other than customary escrow fees reasonably acceptable to Purchaser) and the Title Insurer shall be ready, willing and able to irrevocably commit, upon payment by Purchaser of the required premium, to deliver to Purchaser the Title Policy in accordance with the Commitment approved by Purchaser pursuant to Section 3 above and subject only to the Permitted Exceptions in the amount of the Purchase Price at regular rates and without additional premium (which shall not be deemed to include the cost of any endorsements to title requested by Purchaser) and to fully insure the so-called "gap" during the period from the date of the Commitment through the date and time ofrecording the Deed, subject only to the Permitted Exceptions and as otherwise provided in this Agreement; and

(c) The representations and warranties of Sefler set forth in this Agreement shall be true and correct in all material respects, without changes, except as may have been approved by Purchaser in writing (as satisfactory to Purchaser, in its discretion), and the covenants and agreements of Seller set forth herein shall have been satisfied.

If any one or more of the conditions precedent set forth in this Section 6 shall not be satisfied (or waived) on or before the Closing Date, then such condition precedent shall be deemed unsatisfied, and at Purchaser's election, as Purchaser's sole and exclusive remedy, this Agreement may be terminated by Purchaser by written notice to Seller. If the Agreement is terminated under this Section 6, $367,500.00 of the Earnest Money shall be returned to Purchaser as Purchaser's sole and exclusive remedy hereunder, and neither Seller nor Purchaser shall have any further liability or obligation hereunder (except for provisions that expressly survive termination as set forth herein); provided, however, if the failure of such condition precedent also constitutes a default under or breach of the terms of this Agreement on the part of Seller, then Purchaser may, at its option, exercises its remedies under Section 12(a) hereof.

7. Seller's Covenants. Between the date of the execution of this Agreement and the Closing, Seller shall:

(a) Maintain the Property in its present condition, ordinary wear and tear, including ordinary usage by the lessee of the Gas Lease, excepted; and

(b) Maintain any casualty, liability and hazard insurance currently in force with respect to the Property that is presently maintained by the Seller.

8. Prorations, Escrow Fees.

(a) Prorations shall be based on a 30-day month, 365-day year unless specifically stated otherwise below.

(b) Seller shall pay in full, or there shall be deducted from funds due Seller, or Seller shall cause to be released such that they will not be an encumbrance against the Property at Close of Escrow:

(i) All real estate taxes and all penalties thereon for years prior to the year, of the Closing and all assessments, if any.

(ii) [Reserved]

(iii) Recording fees for the release of any monetary encumbrances against the Property.

(c) Recording fees for the Deed and Deed of Trust shall be paid by Purchaser.

(d) Any general charges of the Escrow Agent shall be divided between Purchaser and Seller equally.

(e) The title insurance premi urns and fees for standard coverage owner's title insurance for the Title Policy shall be paid by Seller, while any premiums to enhance the Title Policy to an extended coverage (ALTA, Form B) policy and to issue any endorsements shall be paid by Purchaser. In addition, Purchaser shall pay the premium for the Lender's Policy.

(f) Real estate taxes and personal property taxes, if any, levied for the calendar year in which Close of Escrow occurs shall be prorated on a calendar year basis between Purchaser and Seller based on the date of Closing Date using the latest available information; which proration shall be final as between the parties.

(g) Royalties under Gas Lease shall be prorated on a monthly basis (or such other basis on which payment that includes the Closing Date is made by the lessee of the Gas Lease) between Purchaser and Seller based on the Closing Date

9. Title Insurance. At the Close of Escrow, the Title Insurer shall issue or be irrevocably committed to issue, to Purchaser, an Owner's title insurance policy, either standard or extended coverage as directed by Purchaser, in the amount of the Purchase Price (the "Title Policy") insuring title to the Property in Purchaser as of the Close of Escrow, subject only to exceptions, exclusions, conditions and stipulations in the printed form of the policy and the Permitted Exceptions, which Permitted Exceptions shall include real estate and personal property taxes for the calendar year in which the Closing Date occurs (which are to be prorated on a calendar year basis at Closing) and any lien for real estate taxes for years after the calendar year in which the Closing Date occurs which are not yet payable. At the Close of Escrow, the Title Insurer shall also issue or be irrevocably committed to issue, to Seller, at Purchaser's expense, a Lender's title insurance policy in the amount of the Promissory Note secured by the Deed of Trust upon the Property and insuring the first lien priority of the Deed of Trust and its legal validity and enforceability.

10. Possession. Purchaser shall be entitled to possession of the Property at Close of Escrow, subject to the Gas Lease.

11. Condemnation. In the event between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property Purchaser may:

(a) terminate this Agreement by written notice to Seller; or

(b) proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award attributable to the Property made in connection with such condemnation or eminent domain proceedings.

Seller shall immediately notify Purchaser in writing of the commencement or occurrence of any condemnation or eminent domain proceedings if such proceedings would result in the taking of any of the Property or the taking or closing of any right of access to the Property. Purchaser shall then notify Seller, within five (5) business days of Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under subparagraph (a) or subparagraph (b) of this section. Closing shall be delayed, if necessary, until Purchaser makes such election, provided that in no event shall the Closing occur later than five (5) business days after the 5-day period provided for above. If this Agreement is terminated under this Section 11, the Earnest Money shall be returned to Purchaser as Purchaser's sole remedy hereunder, and neither Seller nor Purchaser shall have any further liability or obligation hereunder (except for provisions that expressly survive termination as set forth herein)

12. Default.

(a) Default by Seller. If any material warranty or representation of Seller made in this Agreement shall prove to be materially untrue, or if Seller shall fail to perform any of its obligations under this Agreement on or prior to the date for performance provided in this Agreement and Purchaser is not in default under this Agreement, then Purchaser shall give Seller written notice of the failure and opportunity to cure. If Seller does not cure within ten (10) business days from receipt of Purchaser's notice of default (provided that if such default cannot reasonably be cured within such ten (l 0) business day period Seller shall have up to 60 days to cure if Seller commences its cure within said ten (10) day period and diligently pursues such cure thereafter), then Purchaser may, as Purchaser's sole and exclusive remedy, institute a suit against Seller for specific performance of this Agreement; provided, however, if such remedy of specific performance cannot be legally pursued or is otherwise not legally available to Purchaser, then Purchaser, as its sole and exclusive remedy, can terminate this Agreement by giving written notice to Seller and Title Company. Notwithstanding the foregoing sentence, any suit for specific performance must be instituted by Purchaser prior to the date that is forty-five (45) days after the then scheduled Closing Date.  If specific performance is not pursued and this Agreement is terminated, Purchaser may recover from Seller the reasonably documented actual out-of-pocket costs paid by Purchaser to third parties directly in connection with this transaction (upon providing reasonable written documentation of the payment of such out-of- pocket costs), in an amount not to exceed the $50,000.00, but in no event shall Purchaser be entitled to expectancy (lost profits), consequential or punitive damages against Seller. If Purchaser terminates this Agreement as permitted under this paragraph, then (x) the Escrow and this Agreement shall be terminated for all purposes, (y) the Title Company shall return the entire $367,500.00 portion of the Earnest Money (and any interest earned thereon) if held by the Title Company to Purchaser and the Title Company shall return all other funds, documents, and other items held in escrow to the party that deposited same in Escrow, and (z) the parties shall have no further rights, liabilities or obligations under this Agreement except for those rights, obligations and liabilities that are specified in this Agreement to survive the termination of this Agreement.

(b) Default by Purchaser. If any material warranty or representation of Purchaser made in this Agreement shall prove to be materially untrue, or if Purchaser shall fail to perform any of Purchaser's obligations under this Agreement on or prior to the date for performance provided in this Agreement and Seller is not in default under this Agreement, then Seller shall give Purchaser ten (10) business days' notice of the failure and opportunity to cure. Notwithstanding the foregoing sentence, Purchaser shall have no cure period with respect to Purchaser's failure to pay money as required under this Agreement or Purchaser's failure to close the escrow on the Closing Date. If Purchaser does not cure within the ten (10) business-day period (if Purchaser is entitled to such cure period), then Seller's sole and exclusive remedy under this Agreement shall be to terminate this Agreement by giving written notice of termination to Purchaser and the Title Company. If Seller terminates this Agreement pursuant to the preceding sentence, then (i) the escrow and this Agreement shall be terminated for all purposes, (ii) the Title Company shall pay the Earnest Money, if held by the Title Company (and any interest earned thereon) to Seller and shall return all other funds, documents and other items held in escrow to the party that deposited same in escrow, and (iii) the parties shall have no further rights, liabilities or obligations under this Agreement except for those rights, liabilities and obligations that are specified in this Agreement to survive the termination of this Agreement. Any sums paid to Seller pursuant to the preceding sentence shall be deemed to be liquidated damages paid to Seller by reason of Purchaser's failure to consummate the transaction contemplated by this Agreement, and the parties hereby agree that this amount is a reasonable forecast of just compensation for the harm that may be caused Seller as a result of Purchaser's failure to consummate the transaction contemplated by this Agreement, and that Seller's harm if Purchaser fails to consummate the transaction contemplated by this Agreement would be incapable of accurate estimation or very difficult to accurately estimate.

13. Post-Closing Covenant. In the event Purchaser sells the Property to anyone other than a related party withing three (3) years following the Closing Date, the net profit from such sale received by Purchaser shall be shared equally with Seller. The term "net profit" shall mean the sale price received by the Purchaser from such resale, less (i) reasonably documented third party expenses of such resale, such as commissions and title company charges, attorneys fees and other fees actually paid by Purchaser in connection with the resale, (ii) the cost of the Property paid by Purchaser upon its acquisition by the Purchaser under this Agreement, as well as all reasonably documented third party expenses paid by Purchaser in connection with such purchase such as commissions and title company charges, attorneys fees and other fees paid by Purchaser in connection with said purchase, and (iii) reasonably documented third party expenses incurred by Purchaser for design, permits and related development costs of the Property. The provisions of this section shall survive Closing and shall be further detailed as provided in Exhibit "E" attached hereto for execution and recording of a Memorandum concerning the same as described in said Exhibit.

14. Notice. Any and all notices required or permitted by this Agreement shall be given in writing and e-mailed, personally delivered, or sent by FedEx or other similar reputable overnight courier for next business day delivery, addressed as follows:

If to Seller:	BJ BUILDERS, INC. 2105 Jackson Avenue Point Pleasant, WV 25550 Telephone 304-675-5540 Email: sandyjdunn@aol.com ATTN: Sandy J. Dunn

If to Purchaser:	FRONTIERAS NORTH AMERICA 7349 E. Via Del Sur, Suite 515-181 Scottsdale, AZ 85258 Telephone (602) 509-0950 Email: matthew.mckean@frontieras.com ATTN: Matt McKean

With Copies to:	Provident Law, PLLC 16100 N. 7pt Street, Suite 350 Scottsdale, AZ 85254 Telephone 480-388-3343 Email: steve@providentlawyers.com) ATTN: Steven P. Oman, Esq.

or at any other address or e-mail address designated by Purchaser, Seller, or the Title Company in writing. Any notice or communication shall be deemed to have been given (i) as of the date of receipt, if received by e-mail on or before 5:00 p.m. eastern time in the for notices received by Seller or Title Company or by 5:00 p.m. Arizona time in the case of notices received by Purchaser on a business day; (ii) as of the next business day after receipt, if received by e-mail after 5:00 p.m. eastern time in the case of notices received by Seller or Title Company or after 5:00 p.m. Arizona time in the case of notices received by Purchaser, or at any time on a non-business day; or (iii) as of the date of delivery or refusal, if hand delivered or sent by overnight courier. Copies of all notices or communications to Purchaser or Seller shall be e-mailed, hand delivered, or sent by overnight courier, in the manner set forth above, to the Title Company, and copies of all notices by Purchaser or Seller to Escrow Agent shall be e-mail, hand delivered, or sent by overnight courier, in the manner set forth above, to the other party hereto.

15. Time of Essence. Time is of the essence of this Agreement.

16. Governing Law, Venue, Jurisdiction, Jury Trial, Attorneys' Fees. The validity, meaning, effect and enforceability of this Agreement shall be determined in accordance with the laws of the State of West Virginia. In any litigation relating to this Agreement, Seller and Purchaser each (a) agree and consent to the sole jurisdiction and venue of the U.S. Federal courts in West Virginia and the West Virginia state court in Mason County, (b) waive trial by jury, and (c) agree that the prevailing party, as so determined by the presiding court, may recover its reasonably documented attorneys' fees and other litigation expenses.

17. Counterparts & Copies. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed copies of the Agreement may be delivered by telefax of PDF email and such executed copies shall be deemed the same as originals.

18. Captions. The captions in this Agreement are inserted for convenience of reference and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

19. Assignability. At any time following the execution of this Agreement by the parties, Purchaser may assign its rights under this Agreement to a related party entity, that is an entity that controls Purchaser, is controlled by Purchaser or is under common control with Purchaser, so that said assignee will complete the purchase of the Property. In the event this Agreement is so assigned by Purchaser, the assignee shall assume all of the obligations of Purchaser hereunder, but the original Purchaser shall not be released from any of the duties or obligations of Purchaser under this agreement. Any assignment to a non-related party entity shall require the prior written consent of Seller and shall not release the original Purchaser form any of the duties or obligations of Purchaser under this Agreement.

20. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the respective legal representatives, successors and assigns.

21. Modifications: Waiver. No waiver, modification, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought.

22. Entire Agreement.  This Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations or statements, oral or written, are superseded hereby.

23. Partial Invalidity. Any provision of this Agreement which is unenforceable or invalid or the inclusion of which will affect the validity, legality or enforcement of this Agreement shall be ofno effect, but all the remaining provisions ofthis Agreement shall remain in full force and effect.

24. Survival. Except as otherwise expressly provided in this Agreement as to Seller and/or Purchaser, no representations, warranties, covenants, agreements and other obligations of Seller and/or Purchaser in this Agreement shall survive the Closing of this transaction and no action based thereon shall be commenced after the Closing of this transaction. However, the obligations of Seller in section 4 and 27 of this Agreement and the obligations of Purchaser in sections 5 and 27 shall survive the Closing of this Agreement for a period of six (6) months, and the total liability of Seller thereunder shall not exceed Purchaser's actual damages, but not more than $300,000..

25. No Personal Liability of Officers or Directors. No member, manager, individual officer, director or representative of Seller or Purchaser shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated in this Agreement.

26. No Third Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any persons other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

27. Broker. Seller and Purchaser represent each to the other that each has had no dealings with any broker, finder or other party concerning Purchaser's purchase of the Property. Seller and Purchaser each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorney's fees) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder's fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party. The representations and warranties contained in this section 27 shall survive the Closing.

28. Time Periods. All time periods contained herein shall refer to calendar days except where express reference is made to business days. Business days shall be defined to mean all days except Saturdays, Sundays and legal holidays. Should any time period specified in this Agreement expire on anon-business day, such time period shall be extended to the next succeeding business day.

29. Construction of Agreement. Seller and Purchaser acknowledge and agree that they have been represented by counsel and that each of the parties has participated in the drafting of this Agreement. Accordingly, it is the intention and agreement of the parties that the language, terms and conditions of this Agreement are not to be construed in any way against or in favor of any party hereto by reason of the responsibilities in connection with the preparation of this Agreement.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto, each being duly authorized, have executed and delivered this Agreement to be effective as of the day and year first above written.

SELLER:

BJ BUILDERS, INC.

a West Virginia corporation

PURCHASER:

FRONTIERAS NORTH AMERICA
a Wyoming corporation

By: _____________________________________
 Matthew McKean

 Chief Executive Officer

Accepted and Agreed this----------------------------------------------- by

First American Title Insurance Company)

By: ________________________________________________
 Escrow Officer

IN WITNESS WHEREOF, the parties hereto, each being duly authorized, have executed and delivered this Agreement to be effective as of the day and year first above written.

SELLER:

BJ BUILDERS, INC.

a West Virginia corporation

By:-----------------------------------------------

 Sandy J. Dunn, President

PURCHASER:

FRONTIERAS NORTH AMERICA

By: _________________________________

 Matthew McKean
 Chief Executive Officer

Accepted and Agreed this 1"" - lv ,1,,D'l..-v by

EXHIBIT A

Legal Description

PARCEL "A" & Parcel "B-1"

Beginning at a 5/8 inch iron pin (set) in the easterly right-of-way line, now or formerly, of The Baltimore & Ohio Railroad Company, being a common corner to the lands ofB. J. Builders, Inc. (Parcel 2 of Tax Map 202, Deed Book 245, Page 625), the lands, now or formerly, of Deerfield Development Company

(Parcel 52 of Tax Map 203, Deed Book 333, Page 1, Fourth Tract), and other lands of B. J. Builders, Inc. (Parcel 1 of Tax Map 222, Deed Book 215, Page 401), the point of beginning; thence crossing said B & 0 Railroad r-o-w

North 74 degrees 48 minutes 16 seconds West (N 74°48'16" W), a distance of 61.19 feet to a 5/8 inch iron pin (set) in the westerly r-o-w line of B & 0 Railroad; thence with two common lines of B. J. Builders, Inc. and B & 0 Railroad

South 26 degrees 31 minutes 32 seconds West (S 26°31'32" W), a distance of 19.93 feet to a point; thence

With a curve turning to the right with an arc length of 1,274.07 feet, with a radius of2,188.00 feet, with a chord bearing of S 43°12'26" W, and with a chord length of 1,256.15 feet to a 5/8 inch iron pin (found), standing in the westerly r-o-w of B & 0 Railroad and being a common comer to B. J. Builders, Inc. and the lands of Mason County Public Service District (Parcel 48 of Tax Map 222, Deed Book 357, Page 604, Tract 2); thence leaving said B & 0 Railroad and with a common line . of B. J. Builders, Inc. and Mason County PSD

North 48 degrees 53 minutes 49 seconds West (N 48°53'49" W), a distance of 26.28 feet to a 5/8 inch iron pin (set), standing in the line of Mason County PSD and being a common corner to B. J. Builders, Inc. and another parcel of Mason County PSD (Parcel 49 of Tax Map 222, Deed Book 409, Page 82); thence with three common lines of B. J. Builders, Inc. and Mason County PSD

With a curve turning to the left with an arc length of 526.32 feet, with a radius of 2,091.05 feet, with a chord bearing of N 53°10'58" E, and with a chord length of 524.93 feet to a 5/8 inch iron pin (found); thence

North 52 degrees 22 minutes 34 seconds West (N 52°22'34" W), a distance of259.00 feet to a 5/8 inch iron pin (found); thence

South 35 degrees 27 minutes 37 seconds West (S 35°27'37" W), a distance of 500.02 feet to a 5/8 inch iron pin (found), a common comer to B. J. Builders, Inc. and Mason County PSD and standing in the line first mentioned Mason County PSD parcel; thence with two common lines of B. J. Builders, Inc. and Mason County PSD

North 48 degrees 53 minutes 49 seconds West (N 48°53'49" W), a distance of 45.12 feet to a 5/8 inch capped iron pin (found) by a "T" post; thence

South 34 degrees 40 minutes 11 seconds West (S 34°40'11" W), a distance of98.30 feet to a 5/8 inch iron pin (set), being a common comer to B. J. Builders, Inc. and the first mentioned Mason County PSD parcel, and standing in a line of another parcel of Mason County PSD (Parcel 47 of Tax Map 222, Deed Book 357, Page 604, Tract I-Parcel No. l); thence with three common lines of B. J. Builders, Inc. and Mason County PSD

North 67 degrees 08 minutes 49 seconds West (N 67°08'49" W), a distance of 89.25 feet to a 5/8 inch iron pin (set); thence

South 46 degrees 40 minutes 11 seconds West (S 46°40'11" W), a distance of 132.94 feet to a 5/8 inch iron pin (set); thence

South 31 degrees 03 minutes 49 seconds East (S 31°03'49" E), a distance of 134.91 feet to a 5/8 inch iron pin (set) in the westerly r-o-w of B & 0 Railroad, a common comer to B. J. Builders, Inc. and Mason County PSD; thence with a line of B. J. Builders, Inc. crossing said B & 0 Railroad

South 21 degrees 25 minutes 13 seconds East (S 21°25'13" E), a distance of 60.00 feet to a 5/8 inch iron pin (set) in the easterly r-o-w of B & 0 Railroad, being a common comer to B. J. Builders, Inc. and the lands of Gencorp Inc. (Parcel 1.13 of Tax Map 222, Deed Book 393, Page 383, Tract 1); thence along the easterly r-o-w of B & 0 Railroad for three common lines of B. J. Builders, Inc. and Gencorp Inc.

With a curve turning to the right with an arc length of 30.88 feet, with a radius of 2,248.09 feet, with a chord bearing of S 68°58'48" W, and with a chord length of30.88 feet to a point; thence

South 69 degrees 22 minutes 25 seconds West (S 69°22'25" W), a distance of 681.90 feet to a point; thence

With a curve turning to the left with an arc length of 367.22 feet, with a radius of 1,402.69 feet, with a chord bearing of S 61°52'25" W, and with a chord length of366.17 feet to a 5/8 inch iron pin (set) in the easterly r-o-w of B & 0 Railroad, being a common comer to B. J. Builders, Inc. and Gencorp Inc., and standing in a line of the lands of Hartley, Hartley & Hartley, Inc. (Parcel 1.2 of Tax Map 222, Deed Book 234, Page 299); thence, again crossing said B & 0 Railroad, and with two common lines of B. J. Builders, Inc. and Hartley, Hartley & Hartley, Inc.

North 59 degrees 55 minutes 49 seconds West (N 59°55'49" W), a distance of 101.88 feet to a 5/8 inch iron pin (set); thence

North 52 degrees 30 minutes 49 seconds West (N 52°30'49" W), a distance of 465.00 feet (passing through a 5/8 inch iron pin set on-line at 305.39 feet) to a point in the Ohio River, a common comer to B. J. Builders, Inc. and Hartley, Hartley & Hartley, Inc.; thence with the Ohio River for two lines

North 30 degrees 24 minutes 10 seconds East (N 30°24'10" E), a distance of 1,922.82 feet to a point in the Ohio River; thence

South 74 degrees 48 minutes 16 seconds East (S 74°48'16" E), a distance of 47.00 feet to a 5/8 inch iron pin (set) on a traverse line on the eastern bank of the Ohio River; thence along the eastern bank of the Ohio River with said traverse line, property line being considered water's edge of the Ohio River at pool stage as stated in Deed Book 245, at Page 625

North 26 degrees 26 minutes 23 seconds East (N 26°26'23" E), a distance of 2,162.40 feet to a point; thence

North 28 degrees 41 minutes 23 seconds East (N 28°41'23" E), a distance of 366.15 feet to a point; thence

North 29 degrees 29 minutes 23 seconds East (N 29°39'23" E), a distance of 508.07 feet to a point on the eastern bank of the Ohio River, being a common comer to B. J. Builders, Inc. and the lands of Mason County Development Authority (Parcel 5 of Tax Map 203, Deed Book 330, Page 797, First Tract); thence with the common line of B. J. Builders, Inc. and Mason County Development Authority

South 75 degrees 50 minutes 00 seconds East (S 75°50'00" E), a distance of 1,923.30 feet (passing through 5/8 inch iron pins set on-line at 51.46 feet and 1,908.15 feet) to a point in the center of WV State Route #62; thence with the center of Route #62

South 30 degrees 24 minutes 22 seconds West (S 30°24'22" W), a distance of 2,093.08 feet to a PK nail (set) in the center of Route #62, a corner to B. J. Builders, Inc. and standing in a line of Deerfield Development Company; thence leaving said Route #62 and with a common line of B. J. Builders, Inc. and Deerfield Development Company

North 76 degrees 04 minutes 17 seconds West (N 76°04'17" W), a distance of 133.42 feet (passing through a 5/8 inch iron pin set on-line at 19.06 feet) to a concrete monument (found) in the easterly r-o-w of B & 0 Railroad, being a common comer to B. J. Builders, Inc. and Deerfield Development Company; thence with the easterly r-o-w of B & 0 Railroad and two more common lines of B. J. Builders, Inc. and Deerfield Development Company

With a curve turning to the right with an arc length of 211.70 feet, with a radius of 2,322.00 feet, with a chord bearing of S 23°54'50" W, and with a chord length of 211.63 feet to a 5/8 inch iron pin (set); thence

South 26 degrees 31 minutes 32 seconds West (S 26°31'32" W), a distance of 786.90 feet to the point of beginning, and containing a total of 182.638 acres. As shown on a plat prepared May 25, 2022 and revised June 3, 2022 by 6 GUNS, LLC and attached hereto and made part of this description.

That portion of the above described lands containing 133.112 acres, and being designated Parcel "A" on the forementioned plat, being the same lot or parcel of land conveyed to B. J. Builders, Inc., by deed dated the 31st day of December, 1976, and recorded in the Office of the Clerk of the County Commission of Mason County, West Virginia in Deed Book 245 and on Page 625.

That portion of the above described lands containing 49.526 acres, and being designated Parcel "B-1" on the forementioned plat, being part of the same lot or parcel of land conveyed to B. J. Builders, Inc., by deed dated the 3rd day of November, 1969, and recorded in the Office of the Clerk of the County Commission of Mason County, West Virginia in Deed Book 215 and on Page 401.

PARCEL "B-2"

Beginning at a 5/8 inch iron pin (set) in the easterly right-of-way line, now or formerly, of The Baltimore & Ohio Railroad Company, being a common comer to the lands of B. J. Builders, Inc. (Parcel 2 of Tax Map 202, Deed Book 245, Page 625), the lands, now or formerly, of Deerfield Development Company (Parcel 52 of Tax Map 203, Deed Book 333, Page l, Fourth Tract), and other lands of B. J. Builders, Inc. (Parcel 1 of Tax Map 222, Deed Book 215, Page 401), the point of beginning; thence leaving said B & 0 Railroad r-o-w and with the common line of B. J. Builders, Inc. and Deerfield Development Co.

South 74 degrees 48 minutes 16 seconds East (S 74°48'16" E), a distance of 59.95 feet to a 5/8 inch iron pin (set) in the westerly right-of-way limits of WV State Route #62, standing in the common line of B. J. Builders, Inc. and Deerfield Development Co.; thence with the limits of Route #62

South 29 degrees 51 minutes 24 seconds West (S 29°51'24" W), a distance of 545.92 feet to a 5/8 inch iron pin (set) in the westerly r-o-w limits of Route #62, being a common comer to B. J. Builders, Inc. and the lands of Landon Stepp (Parcel 1.6 of Tax Map 222, Estate Book 8, Page 636); thence leaving said Route #62 and with the common line of B. J. Builders, Inc. and Stepp

North 53 degrees 18 minutes 53 seconds West (N 53°18'53" W), a distance of 81.69 feet to a 5/8 inch iron pin (found) in the easterly r-o-w of B & 0 Railroad, a common comer to B. J. Builders, Inc. and Stepp; thence with the easterly r-o-w of B & 0 Railroad for two lines

With a curve turning to the left with an arc length of 490.76 feet, with a radius of 2,248.00 feet, with a chord bearing of N 32°46'47" E, and with a chord length of 489.78 feet to a point; thence

North 26 degrees 31 minutes 32 seconds East (N 26°31'32" E), a distance of 31.95 feet to the point of beginning, and containing 0.731 acres. As shown on a plat prepared May 25, 2022 and revised June 3, 2022 by 6 GUNS, LLC and attached hereto and made part of this description.

Being designated Parcel "B-2" on the forementioned plat and being part of the same lot or parcel of land conveyed to B. J. Builders, Inc., by deed dated the 3rd day of November, 1969, and recorded in the Office of the Clerk of the County Commission of Mason County, West Virginia in Deed Book 215 and on Page 401.

AND BEING the same real property conveyed to B.J. Builders, Inc., a West Virginia corporation, by the following deeds: 1) from E. Bartow Jones and Nedra W. Jones, dated December 21, 1976, and recorded in the office of the Clerk of the County Commission of Mason County, West Virginia, in Deed Book 245, at page 625; and 2) from Robinson District Land Development Corporation, dated November 3, 1969, and recorded in the office of the Clerk of the County Commission of Mason County, West Virginia, in Deed Book 215, at page 401.

[End of Deed of Conveyance]

EXHIBIT "B"

PROMISSORY NOTE

$3,585,000.00

Point Pleasant, WV
January ___________) 2026

FOR VALUE RECEIVED, the undersigned, [FRONTIERAS NORTH AMERICA, a Wyoming corporation] ("Maker"), intending to be legally bound, promises to pay to the order of BJ BUILDERS, INC., a West Virginia corporation ("Holder"), at 2105 Jackson Avenue, Point Pleasant, WV 25550 or such other place as Holder may designate in writing, in lawful money of the United States of America, the principal sum of Three Million Five Hundred Eighty-five Thousand and no/I00ths Dollars ($3,585,000.00), together with interest at the rate of ten (10%) percent per annum, as follows:

A. Interest shall accrue on the unpaid principal amount from the date hereof and is payable monthly on the 15th day of each month, commencing February 15, 2026.

B. Principal together with all unpaid accrued interest shall be paid in full on July 15, 2026 (the "Maturity Date").

If any installment payment hereunder is not paid within fifteen (15) days following the date it is due, the entire principal balance shall bear interest at a rate (the "Default Rate") which shall be three (3%) percent per annum in excess of the regular rate of interest shown above, such interest being due from the due date of the delinquent payment until the date of receipt by Holder of the delinquent payment. Unless otherwise agreed to, in writing, or otherwise required by applicable law, payments will be applied first to accrued, unpaid interest, then to unpaid collection costs, late charges and other charges, and any remaining amount to principal.

Maker may prepay this Note, in part or in full, without a prepayment penalty. Sums so prepaid may not be re-borrowed.

It is agreed that time is of the essence hereof. If Maker fails to make any payment within thirty days (30) days of the due date then the entire principal of this Note, together with the then accrued and unpaid interest thereon shall, at the election of Holder, and without notice of such election, become immediately due and payable. The failure to exercise any right or remedy hereunder shall in no event be construed as a waiver or release of such rights and remedies or of the right to exercise them at any later time.

Maker hereby agrees and confirms that this Note is legally valid, binding and enforceable in accordance with its terms.

Maker waives all applicable diligence, presentment, protest and demand, and also notice of protest, of demand, of nonpayment, of dishonor and of maturity.

Maker agrees to pay all costs of collection, including reasonable attorneys' fees and all costs of suit, in case the unpaid principal sum of this Note, or any payment thereon, is not paid when due, or in case it becomes necessary to protect the security for the indebtedness evidenced hereby, or for the foreclosure by Holder of any security for this Note, or in the event Holder is made a party to any litigation because of the existence of the indebtedness evidenced by this Note, whether suit be brought or not, and whether through courts of original jurisdiction, as well as in courts of appellate jurisdiction, or through a Bankruptcy Court or other legal proceedings.

This Note is secured by that certain Deed of Trust (the "Deed of Trust") of even date herewith, encumbering certain real property located in Mason County, State of West Virginia, more particularly described therein (the "Property"), and any other documents executed by Maker in favor of Holder which in any manner constitute additional security for this Note (the Deed of Trust and such additional security documents and any other documents or instrument now or hereafter executed and delivered in connection with the indebtedness evidenced hereby are hereinafter collectively referred to as the "Loan Documents")

Whenever used herein, the words "Maker" and "Holder" shall be deemed to include their respective heirs, personal representatives, and permitted successors and assigns

This Note shall be governed by, construed and enforced in accordance with the laws of the State of West Virginia.

Events of Default. Each of the following will constitute an event of default ("Event of Default") under this Note:

Maker's failure to pay any installment of principal or interest within thirty (30) days of when due.

Maker's failure to pay any other amount due hereunder when due.

Maker's (i) assignment for the benefit of its creditors, or (ii) application for, consent to or acquiescence in, the appointment of a trustee, receiver or other custodian for Maker, the property of the Maker or any part thereof, or in the absence of any application, consent or acquiescence, the appointment of a trustee, receiver or other custodian for Maker or substantial part of the property of Maker, which appointment is not discharged within forty-five (45) days.

The commencement of any case under Title 11 of the United States Code or any other bankruptcy, reorganization, receivership, custodianship, or similar proceeding under any state of federal law by or against Maker, with respect to any such case or proceeding that is involuntary, such case or proceeding is not dismissed within sixty (60) days of the filing thereof

Preference Payments. Maker agrees that, to the extent Maker makes any payment to Holder in connection with the indebtedness evidenced by this Note, and all or any part of such payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by Holder or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (a "Preferential Payment"), then the indebtedness of Maker under this Note shall continue or shall be reinstated, as the case may be, and the obligation underlying such Preferential Payment shall be revived and continue in full force and effect as if no Preferential Payment had been made.

CONFESSION OF JUDGMENT. UPON AN EVENT OF DEFAULT BY MAKER UNDER TIDS NOTE. MAKER HEREBY APPOINTS AND AUTHORIZES ANY ATTORNEY OF ANY COURT OF RECORD TO BE MAKER'S TRUE AND LAWFUL ATTORNEY-IN-FACT, AND IN MAKER'S AME AND STEAD, TO ACKNOWLEDGE SERVICE OF ANY AND ALL LEGAL PAPERS ON ANY KIND OF SUIT BROUGHT FOR COLLECTION OF TIITS OBLIGATION AND TO APPEAR FOR MAKER IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF WEST VIRGINIA OR ANY OTHER STATE OR TERRITORY OF THE UNITED STATES OF AMERICA AND TO ACKNOWLEDGE AND CONFESS JUDGMENT AGAINST MAKER AND INF AVOR OF THE HOLDER OF TIITS NOTE FOR (i) THE ENTIRE PRINCIPAL AMOUNT OF TIITS NOTE THEN OUTSTANDING AND REMAINING UNPAID, (ii) INTEREST THEREON THEN ACCRUED AND UNPAID, (iii) COURT COSTS, AND (iv) THE ACTUAL ATTORNEYS' FEES INCURRED BY HOLDER. MAKER HEREBY WAIVES THE RIGHT OF APPEAL AND STAY OF EXECUTION.

HOLDER'S POST-JUDGMENT RIGHTS. IT IS THE INTENT OF THE PARTIES HEREUNDER THAT HOLDER'S RIGHT TO COLLECT THE REASONABLE ATTORNEYS' FEES IT ACTUALLY INCURS, AFTER THE DATE OF ANY JUDGMENT ON ANY SUIT HEREUNDER, IN ENFORCING ANY OF ITS RIGHTS OR REMEDIES HEREUNDER OR IN PROTECTING HOLDER'S COLLATERAL OR ANY INTERESTS OF HOLDER THEREIN, SHALL NOT BE DEEMED TO MERGE INTO ANY JUDGMENT AWARDED BY THE COURT, AND SHALL SURVIVE ANY SUCH JUDGMENT; IT BEING THE INTENTION OF THE PARTIES HEREUNDER THAT HOLDER HAVE THE RIGHT TO BRING AND MAINTAIN ONE OR MORE POST-JUDGMENT ACTIONS FOR REIMBURSEMENT OF ALL REASONABLE ATTORNEYS' FEES ACTUALLY INCURRED BY HOLDER IN OBTAINING FULL AND FINAL REPAYMENT OF THE INDEBTEDNESS SECURED HEREUNDER OR EVIDENCED HEREBY. TIITS NOTE AND THE OBLIGATIONS HEREUNDER SHALL BE DEEMED TO SURVIVE UNTIL THE FULL AND FINAL REPAYMENT OF THE INDEBTEDNESS SECURED HEREUNDER OR EVIDENCED HEREBY.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, Maker, being duly authorized, has executed and delivered this Note as of the date first above written.

FRONTIERAS NORTH AMERICA
a Wyoming corporation

By:--------------------------------------------
           Matthew McKean
           Chief Executive Officer

EXHIBIT "C"

DEED OF TRUST

After recordation, mail to:

Matthew P. Kingery
Lewis Gianola PLLC
300 Summers Street, Suite 700
Charleston, West Virginia 25301

DEED OF TRUST

THIS DEED OF TRUST is made as of this_ day of January, 2026, by and between FRONTIERAS NORTH AMERICA, a Wyoming corporation ("Grantor") and MATTHEW P. KINGERY who resides in Kanawha County, West Virginia, as trustee ("Trustee"), for the benefit of B.J. BUILDERS, INC., a West Virginia corporation ("Secured Party");

WITNESSETH: That for and in consideration of the indebtedness and trusts hereinafter set forth and the sum of Ten Dollars ($10.00) cash in hand paid, the receipt and sufficiency of which are hereby acknowledged, Grantor does hereby GRANT and CONVEY unto Trustee all of that certain lot or parcel of land, together with the improvements thereon, the appurtenances thereunto belonging, and any and all rights, interest, easements and hereditaments benefiting the land, including all rights and interest in and to water or river usage rights, lying and being situate along WV State Route #62 (Ohio River Rd.), Point Pleasant, Mason County, West Virginia and being known as Parcel 2 of the Robinson District tax map 202 and Parcel 1 of the Robin District tax map 222, being further identified and described on Exhibit A, attached hereto and made a part hereof (the "Real Property"); together with any and all buildings, improvements, fixtures of every kind, engines, machinery, boilers, motors, all plumbing, lighting, heating and air conditioning fixtures and equipment, refrigerating plants, wall-to-wall carpeting, flooring, and all other structures, furnishings, equipment and property which are or shall be placed thereon, attached thereto, or deemed to be fixtures and a part of the real property herein conveyed (all of which, together with the Real Property described above is collectively referred to hereinafter as the "Property"), which Property shall secure the indebtedness herein described and covered by this Deed of Trust;

And for the consideration aforesaid, Grantor does hereby ASSIGN, TRANSFER and SET OVER to Trustee all rentals, income, issues and profits that may accrue from the Property or any part thereof; provided, however, that, so long as Grantor shall not be in default hereunder, Grantor shall be entitled to collect and receive all rents, income, issues and profits of the Property;

TO HAVE AND TO HOLD the Property unto Trustee and his successors, in trust forever; and Grantor hereby covenants to and with Trustee and Secured Party that Grantor will warrant generally title to the Property hereby conveyed; that Grantor has the right to convey the Property to Trustee; that, other than real estate taxes assessed, but not yet due and payable, and easements, rights of way and easements of record, the Property is free from any and all liens and encumbrances; that Trustee shall have quiet possession of the Property; and that Grantor will execute such further assurances of the Property as may be requisite, including but not limited to financing statements or other instruments as Secured Party or other holder of the note secured by this Deed of Trust may require to impose the lien hereof more specifically upon any item or items of property, or rights or interests therein, covered by this Deed of Trust.

IN TRUST NEVERTHELESS to secure the payment of that certain Promissory Note of even date herewith in the principal sum of Three Million Five Hundred Eighty-Five Thousand and 00/100 Dollars ($3,585,000.00) executed by Grantor and payable to Secured Party or order, the present holder of which Promissory Note, and to secure all any and all extensions, modifications and renewals of or substitutions of the Promissory Note or other debt instrument, or any part thereof, however changed in form, manner or amount (collectively the "Promissory Note") and to secure all other indebtedness of Grantor to the holder of the Promissory Note or Trustee, at any time and from time to time arising hereunder (all of which indebtedness, is sometimes hereinafter collectively referred to as the "Secured Debt").

This Deed of Trust, upon recording in the real estate records of the county in which the Property is located shall constitute a financing statement filed as a FIXTURE FILING under and within the meaning of W. Va. Code § 46-9-402.

Grantor does hereby, jointly and severally (if more than one in number), covenant, warrant, and agree with Trustee and with the holder of the Secured Debt, or any part thereof, and with each of them as follows:

1. Grantor shall, so long as the Secured Debt or any part thereof remains unpaid:

(a) Pay the principal hereby secured as the same becomes due;

(b) Not suffer any liens superior to the lien hereby created to be enforced against the Property;

(c) Pay as and when due and payable all taxes, assessments, and other governmental fees that may be assessed against the Property, including the buildings and improvements now situate on the Property, or that may hereafter be erected thereon, and any improvements and additions made therein or thereto from time to time, and will at the request of Secured Party furnish annually, on or before the first day of December, to the holder of the Promissory Note receipts showing the payment of such taxes, assessments, charges and fees;

(d) Maintain commercial general liability insurance covering the Property in commercially prudent amounts naming Trustee and Secured Party as additional insureds and have and keep the buildings and improvements now situate on the Property or that may hereafter be erected thereon and all other insurable property covered by this Deed of Trust constantly insured against loss or damage by fire and such other casualties, contingencies, and hazards as the Secured Party may require, in one or more responsible and solvent insurance companies authorized to transact business in the State of West Virginia approved by the Secured Party, and in an amount satisfactory to the Secured Party, with a standard mortgagee clause, non-contributorily, providing that loss or damage shall be payable to the Secured Party as Secured Party's interest may appear, and pay the premiums for such insurance as the same becomes due and payable and deliver the policy or policies of such insurance and all renewals thereof, to the Secured Party;

(e) Keep and maintain the Property in good condition and repair and not abandon same, or any part thereof nor commit or permit the commission of waste on or in the Property, or any part thereof;

(f) Comply, and cause all occupants of the Property or those in possession thereof to comply, with all laws, ordinances, rules and regulations relating to the use and maintenance of the Property and with all requirements, directions and orders and notices of violations thereof issued by any governmental agency, body or officer;

(g) Not cause or permit the presence, use, disposal, storage, or release of any Hazardous Substances in or on the Property, nor do, or allow anyone else to do, anything affecting the Property that is in violation of any Environmental Law (as used in this Deed of Trust "Hazardous Substances" means those substances defined as toxic or hazardous substances by any Environmental Law; and "Environmental Law" means federal laws and laws of the jurisdiction in which the Property is located that relate to health, safety or environmental protection);

(h) Carry out, perform and comply with all the covenants, conditions, provisions, agreements and warranties contained in any loan or other agreement(s) with Secured Party executed by Grantor in connection with the loan or other expression of credit evidenced by the Promissory Note;

(i) Permit Trustee or the holder, or any of them, or their agents, to enter and inspect the Property at all reasonable times; or

G) Pay to Trustee, or to the holder, upon demand, any and all sums of money, including all costs, expenses and reasonable attorney's fees, which Trustee or the holder, or any of them, may incur or expend in any eminent domain proceeding or any action or proceeding to sustain the lien of this Deed of Trust or its priority, or in defending any party thereto, or any party secured hereby, against the liens, demands or claims of title of any person, firm or corporation, asserting priority over this Deed of Trust, or asserting title adverse to the title under which Trustee holds, or in the discharge of any such liens, demands or claims, or in connection with any action to foreclose this Deed of Trust, or to recover any indebtedness secured hereby;

2. In the event Grantor fails to make any payment required, or fail to comply with, perform or carry out any of the provisions of Paragraph I hereof, then, in any such event, the holder of which Promissory Note or Trustee, or any of them, shall have the right, without notice to or demand upon Grantor or any other person, to elect to make any such payment, take any such action or do any such thing as, in the exercise of holder's or their discretion, may be determined to be reasonably necessary to protect the lien and security hereof as fully and completely as if Grantor made each and every payment when due, and kept, complied with, performed and carried out the provisions of said Paragraph I in every respect. Without limiting the generality of the foregoing, the holder or Trustee or any of them, may, in any such event:

(a) Obtain the required insurance covering the Property and pay the premiums thereon or pay any unpaid premiums on any insurance procured by Grantor;

(b) Pay said taxes, assessments and other governmental fees together with any penalties and interest accrued thereon, and redeem the Property from a tax sale if it has been sold, and shall be subrogated to the lien of the governmental body to which such payment was made;

(c) Make and pay for any and all repairs which they or any of them deem necessary to place or keep the Property in good condition and repair;

(d) Stop or mitigate waste on or in the Property or any part thereof;

(e) Stop or prevent the violation of any law, ordinance, rule or regulation relating to the use or maintenance of the Property or of any requirement, direction or order or notice of violation thereof issued by any governmental agency, body or officer;

(f) Take such action as may be necessary to require Grantor to carry out, perform and comply with all the covenants, conditions, provisions, stipulations, agreements and warranties contained in any loan or other agreement(s) with Secured Party; and

(g) Pay all or any part of any sum or sums of money that may be due or payable under the provisions of Paragraph 1 hereof; and

Grantor hereby promises to pay to the holder, or to Trustee, as the case may be, upon demand, any and all sums of money reasonably paid out or expended by them, or any of them, for any of the purposes set out in this Paragraph 2 from the date of payment, and agree that any sum or sums of money so paid by the holder or by Trustee, or any of them, shall thereupon be and become a part of the Secured Debt, and shall be collectable as such- it being understood and agreed that, if the holder or Trustee elect to pay out or expend money for any of the purposes set out in this Paragraph 2, Grantor shall pay, in addition to the payments required by which Promissory Note, such additional amounts as are required to reimburse the holder, or Trustee, for the sums so paid or expended together with interest thereon; but nothing herein contained shall be construed as imposing any duty or obligation upon the holder, or upon Trustee, to pay any such sum or sums of money herein authorized to be paid, or to take any other action authorized hereunder.

3. The occurrence of any of the following events shall constitute an event of default hereunder ("Event of Default"):

(a) If default shall be made in the payment as and when due of the Promissory Note, or any installment or part thereof or of any sum due under the provisions of this Deed of Trust;

(b) If default shall be made in the payment, as and when due and payable, of any tax, assessment or other governmental charge or fee or of any insurance premium or if the required insurance is not effected by Grantor or the policies delivered to Secured Party or other holder of which Promissory Note as herein required, or, alternatively, if default shall be made in the payment, as and when due and payable, of any additional amount required to be paid by Grantor for purposes of reimbursing the holder or Trustee for sums paid or expended under Paragraph 2 hereof;

(c) If there shall be a breach of default in the performance of any covenant, condition, agreement, warranty or provision contained in this Deed of Trust or in the Promissory Note, or in any renewals, extensions or modifications thereof;

(d) If Grantor, or any of them or any party to or guarantor of the Promissory Note, shall become insolvent or make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for a Grantor or party to or guarantor of which Promissory Note, or if any pennon for bankruptcy, reorganization or arrangement under the Federal Bankruptcy Act, or any similar federal or state law, shall be filed by or against Grantor or any party to or guarantor of which Promissory Note, or if any proceeding for dissolution, reorganization or liquidation shall be instituted by or against any corporate grantor or party to or guarantor of the Promissory Note, or if a Grantor or parties to or guarantors of the Promissory Note is a corporation, shall terminate its corporate existence, or fail to pay when due its corporate license tax or any other tax due the State of West Virginia or the United States of America, or any agency or instrumentality of either;

(e) If any representation or warranty made or furnished to Secured Party by Grantor or parties to or guarantors of the Promissory Note in connection with this Deed of Trust or the Promissory Note or in the application for the loan or in the commitment letter or other extension of credit evidenced by which Promissory Note or to induce Secured Party to make the loan or to extend the credit evidenced by the Promissory Note proves to have been substantially and materially untrue;

(f) If there shall now or hereafter exist upon the Property, or any part thereof, any claim, lien or encumbrance, other than real estate taxes assessed but not yet due and payable or other liens and encumbrances, if any, mentioned above, which is superior to the lien of this Deed of Trust, including without limitation any mechanic's, materialman's or similar liens;

(g) If the Property or any part thereof shall be conveyed or transferred without the prior written consent of the holder of the Promissory Note, except if such conveyance or transfer is to an affiliate of Grantor;

(h) If Grantor shall assign or allow other parties or persons to assume this Deed of Trust or the debt evidenced by the Promissory Note, without first obtaining the prior written consent of the holder; or

(i) If Grantor shall do or suffer to be done any act or thing which would impair the security of the Secured Debt; and

If any one or more of the foregoing Events of Default shall occur, the holder or Trustee, upon being requested to do so by the holder, shall promptly serve notice upon Grantor, informing Grantor of such Events of Default.

4. If any one or more Events of Default shall occur and be continuing for a period of thirty (30) days after service of notice to or demand on Grantor as required under this Deed of Trust, any one or more of the following rights and remedies shall exist, any two or more of which may be exercised concurrently:

(a) Thirty (30) days after having served notice to or demand on Grantor, Trustee or the holder may forthwith, separately or jointly: (i) enter into and upon all of the Property, either in person or by agent, and take possession of the Property without process of law, without liability to Grantor or other owner or owners of the Property, and manage and rent the same, or any part thereof, collect and receive the rents, issues and profits thereof (past due, due or to become due) and apply the same to the payment of the Secured Debt, after first deducting the reasonable costs and expenses incurred in managing the Property and in collecting said rents, issues and profits (which costs and expenses shall not exceed 5% of the total amount collected, which sum shall be paid to the holder, or to Trustee, as the case may be, for managing the same and collecting and disbursing said rents, issues and profits accruing therefrom), and after deducting such further amount or amounts as may be necessary to pay or reimburse the holder and Trustee for any sum or sums of money paid by them, or any of them, under the provisions hereof, together with interest thereon at the rate of eighteen percent (18.00%) per annum to the date of payment; or (ii) have a receiver appointed by any court having jurisdiction to take charge of the Property and collect, receive and apply the rents, issues, and profits thereof. It is understood and agreed by and between the parties hereto that nothing herein shall be construed as a substitute for, or in derogation of, the right to foreclose this Deed of Trust or as imposing any duty or obligation upon the holder or upon Trustee, or any of them, to take charge of the Property or to collect said rents, issues or profits or to have a receiver appointed for such purposes.

(b) Thirty (30) days after having served notice to or demand on Grantor, the holder may at its option declare the Secured Debt to be immediately due and payable and upon the exercise of said option the Secured Debt may be collected by proper action, foreclosure of this Trust Deed, or any other legal or equitable proceeding.

(c) At any time after the exercise by the holder of the option to declare the Secured Debt to be immediately due and payable, Trustee, upon the written request of the holder, shall foreclose upon and sell the Property to satisfy the Secured Debt at public auction at the front door of the Courthouse of the County in which the Property is located for cash in hand on the day of sale, after first giving notice of such sale by (i) publishing such notice in a newspaper of general circulation published in the county or counties wherein any part of the Property is located, or if there be no such newspaper, in a qualified newspaper of general circulation in said county or counties once a week for two successive weeks preceding the date of such sale, (ii) serving such notice upon Grantor thirty (30) days before the date of such sale, and (iii) serving such notice upon subordinate lienholders as is required by W. Va. Code § 38-1-4 (1987). Out of the proceeds of such sale Trustee shall pay, first, the costs and expenses of executing this trust, including an amount equal to five percent (5%) of the gross proceeds of sale, or the sum of Fifty Dollars ($50.00), whichever amount shall be greater, to Trustee, or to the one so acting, as his or their commission hereunder; second, to the holder and Trustee all monies that they or any of them may have paid for taxes, assessments or other governmental charges or fees, insurance, repairs, court costs, attorneys' fees and all other costs and expenses incurred or paid under the terms and provisions of this Deed of Trust, together with interest thereon at the rate of eighteen percent (18%) per annum from the date of payment; third, to the holder of the Promissory Note secured by this Deed of Trust the full amount due and unpaid on which Promissory Note and all other indebtedness hereby secured; and fourth, the balance, if any, to Grantor, their successors or assigns, upon delivery and surrender to the purchaser or purchasers of possession of the Property less the expense, if any, of obtaining such possession. Grantor hereby agrees that, if there are any inferior liens against the Property or any judgments or tax liens against Grantor, or any of them, that Trustee or Secured Party may file an interpleader proceeding in the Circuit Court of the County in which the Property, or any part thereof, is located and deposit the balance of the sale proceeds that would be payable to Grantor hereunder with the Clerk or such Circuit Court, and that all costs and expenses incurred in filing such an interpleader action shall be paid from the remaining balance of such sale proceeds, if sufficient, and if insufficient, shall be the personal liability of Grantor.

In the event of any Event of Default, in addition to the rights, remedies and powers hereinabove set forth, the holder and Trustee shall have as to all fixtures and personal property covered by this Deed of Trust all rights, remedies and powers of a secured party under the Uniform Commercial Code of West Virginia.

5. Grantor hereby agrees that any sale made hereunder may be adjourned from time to time without notice other than oral proclamation of such adjournment at the time and place of sale, or at the time and place of any adjourned sale.

6. In the event that foreclosure proceedings are instituted hereunder but are not completed, Trustee shall be reimbursed for the reasonable costs and expenses incurred by them in commencing such proceedings; and such costs and expenses so incurred by Trustee, together with interest thereon until paid at the rate of eighteen percent (18%) per annum, shall be payable by Grantor on demand, and shall be and become a part of the Secured Debt and shall be collectable as such.

7. Trustee may act in the execution of this trust, the authority and power of the Trustee so acting shall be as full and complete as if the powers and authority granted to Trustee herein jointly had been granted to such Trustee alone; and either or both of Trustee are hereby authorized to act by agent or attorney in the execution of this trust.

8. The parties hereto hereby covenant and agree that the holder may, at any time and from time to time hereafter, without notice to Grantor or any other person, appoint and substitute another Trustee, corporations or persons, in place of Trustee herein named to execute the trust herein created. Upon such appointment, either with or without a conveyance to said substituted Trustee or Trustee herein named, or by any substituted Trustee in case the said right of appointment is exercised more than once, the new and substituted Trustee or Trustee in each instance shall be vested with all the rights, titles, interests, powers, duties and trusts in the premises which are vested in and conferred upon Trustee herein named; and such new and substituted Trustee shall be considered the successors and assigns of Trustee who is named herein within the meaning of this instrument, and substituted in his place instead. Such appointment(s) and substitution(s) shall be evidenced by an instrument in writing which shall recite the parties to, and the book and page of record of, this Deed of Trust, and the description of the real property herein described, which instrument, executed and acknowledged by the holder and recorded in the Office of the Clerk of the County Commission in which this Deed of Trust is recorded, shall be conclusive proof of the proper substitution(s) and appointment(s) of such successor Trustee, and notice of such proper substitution(s) and appointment(s) to all parties in interest.

9. All notices and demands required under this Deed of Trust shall be served upon Grantor in writing by certified mail, return receipt requested, directed to the following address (or addresses if more than one Grantor):

Frontieras North America
7349 E. Via Del Sur, Suite 515-181
Scottsdale, AZ 85254

or such other address, or addresses, as Grantor, or either of them, may subsequently designate by giving written notice thereof to the holder or Secured Party by certified mail, return receipt requested, directed to the following address:

B.J. Builders, Inc,
2105 Jackson Avenue

Point Pleasant, WV 25550

or such other address as the holder or Secured Party may subsequently designate by giving written notice thereof to Grantor pursuant hereto. It being understood and agreed by the parties hereto that the service of all notices and demands required by this Deed of Trust shall be deemed complete as of the date that such notice or demand is mailed by certified mail, return receipt requested, to the aforesaid addresses, notwithstanding the fact that such mail may be returned as refused or undeliverable.

10. No failure of the holder or Trustee to exercise any option herein contained shall constitute a waiver of any right or privilege herein given or granted to the holder or Trustee, and a waiver by the holder or Trustee of the right to exercise any option as to any breach or default shall not constitute a waiver of the right to exercise the same option, or any other option herein contained, as to another or any continuing or subsequent breach or default.

11. It is further understood and agreed between the parties hereto that if any term or provision of this Deed of Trust, or the Promissory Note hereby secured shall contravene or be in conflict with any law of the State of West Virginia, such term or provision is hereby amended and modified to conform with such law, and that, in any such circumstances, the remaining provisions hereof shall remain in full force and effect.

12. Whenever and wherever herein the plural is used it shall include the singular and vice versa as the context may require, and the word "Grantor" or the words "them," "they" or "their" when used in this Deed of Trust shall, when required by the context hereof, be taken to refer to and to mean Grantor or Grantor herein, whether one or more in number, and whether individual, firm or corporation, and the word "Person" as used herein shall include an individual(s), firm(s), corporation(s) or other legal entity(ies), and if there shall be two or more persons hereinabove described as "Grantor," the covenants, conditions, agreements, warranties and provisions herein made and contained shall be deemed to be made by each such person, jointly and severally, and each shall be jointly and severally liable thereon.

13. It is further understood and agreed by and between the parties hereto that all of the covenants, conditions, agreements, warranties and provisions of said parties herein contained shall extend to and bind their heirs, devisees, personal representatives, successors and assigns, and shall inure to the benefit of Secured Party and Trustee, their successors and assigns.

Until such time when the debt or debts secured thereby are fully paid, satisfied or discharged.

[Signature and acknowledgment follows]

IN WITNESS WHEREOF, ____________,as ___________________, on behalf of Frontieras North America, a Wyoming corporation, has executed and delivered this Deed of Trust as of the day and year first written above for and on behalf of the company.

FRONTIERAS NORTH AMERICA
a Wyoming corporation

______________________________________________
By:
Its:

STATE OF-------------------------------

COUNTY OF _________________,to-wit:

The foregoing instrument was acknowledged before me on this_ day of January 2026, by ________________ in their capacity as               of Frontieras North America, a Wyoming corporation, for and on behalf of Frontieras North America.

My commission expires: ______________________________________

___________________________________________
Notary Public

{affix notary seal]

This instrument was prepared by:

Matthew P. Kingery
Lewis Gianola PLLC
300 Summers Street, Suite 700
Charleston, West Virginia 25301

EXHIBIT A

LEGAL DESCRIPTION

PARCEL "A" & Parcel "B-1"

Beginning at a 5/8 inch iron pin (set) in the easterly right-of-way line, now or formerly, of The Baltimore & Ohio Railroad Company, being a common comer to the lands of B. J. Builders, Inc. (Parcel 2 of Tax Map 202, Deed Book 245, Page 625), the lands, now or formerly, of Deerfield Development Company

(Parcel 52 of Tax Map 203, Deed Book 333, Page 1, Fourth Tract), and other lands of B. J. Builders, Inc. (Parcel 1 of Tax Map 222, Deed Book 215, Page 401), the point of beginning; thence crossing said B & 0 Railroad r-o-w

North 74 degrees 48 minutes 16 seconds West (N 74°48'16" W), a distance of61.19 feet to a 5/8 inch iron pin (set) in the westerly r-o-w line of B & 0 Railroad; thence with two common lines of B. J. Builders, Inc. and B & 0 Railroad

South 26 degrees 31 minutes 32 seconds West (S 26°31'32" W), a distance of 19.93 feet to a point; thence

With a curve turning to the right with an arclength of 1,274.07 feet, with a radius of 2,188.00 feet, with a chord bearing of S 43°12'26" W, and with a chord length of 1,256.15 feet to a 5/8 inch iron pin (found), standing in the westerly r-o-w of B & 0 Railroad and being a common comer to B. J. Builders, Inc. and the lands of Mason County Public Service District (Parcel 48 of Tax Map 222, Deed Book 357, Page 604, Tract 2); thence leaving said B & 0 Railroad and with a common line of B. J. Builders, Inc. and Mason County PSD

North 48 degrees 53 minutes 49 seconds West (N 48°53'49" W), a distance of 26.28 feet to a 5/8 inch iron pin (set), standing in the line of Mason County PSD and being a common comer to B. J. Builders, Inc. and another parcel of Mason County PSD (Parcel 49 of Tax Map 222, Deed Book 409, Page 82); thence with three common lines of B. J. Builders, Inc. and Mason County PSD

With a curve turning to the left with an arc length of 526.32 feet, with a radius of 2,091.05 feet, with a chord bearing of N 53°10'58" E, and with a chord length of 524.93 feet to a 5/8 inch iron pin (found); thence

North 52 degrees 22 minutes 34 seconds West (N 52°22'34" W), a distance of 259.00 feet to a 5/8 inch iron pin (found); thence

South 35 degrees 27 minutes 37 seconds West (S 35°27'37" W), a distance of 500.02 feet to a 5/8 inch iron pin (found), a common comer to B. J. Builders, Inc. and Mason County PSD and standing in the line first mentioned Mason County PSD parcel; thence with two common lines of B. J. Builders, Inc. and Mason County PSD

North 48 degrees 53 minutes 49 seconds West (N 48°53'49" W), a distance of 45.12 feet to a 5/8 inch capped iron pin (found) by a "T" post; thence

South 34 degrees 40 minutes 11 seconds West (S 34°40'11" W), a distance of 98.30 feet to a 5/8 inch iron pin (set), being a common comer to B. J. Builders, Inc. and the first mentioned Mason

County PSD parcel, and standing in a line of another parcel of Mason County PSD (Parcel 47 of Tax Map 222, Deed Book 357, Page 604, Tract I-Parcel No. l); thence with three common lines of B. J. Builders, Inc. and Mason County PSD

North 67 degrees 08 minutes 49 seconds West (N 67°08'49" W), a distance of 89.25 feet to a 5/8 inch iron pin (set); thence

South 46 degrees 40 minutes 11 seconds West (S 46°40'1 l" W), a distance of 132.94 feet to a 5/8 inch iron pin (set); thence

South 31 degrees 03 minutes 49 seconds East (S 31°03'49" E), a distance of 134.91 feet to a 5/8 inch iron pin (set) in the westerly r-o-w of B & 0 Railroad, a common comer to B. J. Builders, Inc. and Mason County PSD; thence with a line of B. J. Builders, Inc. crossing said B & 0 Railroad

South 21 degrees 25 minutes 13 seconds East (S 21°25'13" E), a distance of 60.00 feet to a 5/8 inch iron pin (set) in the easterly r-o-w of B & 0 Railroad, being a common comer to B. J. Builders, Inc. and the lands of Gencorp Inc. (Parcel 1.13 of Tax Map 222, Deed Book 393, Page 383, Tract 1); thence along the easterly r-o-w of B & 0 Railroad for three common lines of B. J. Builders, Inc. and Gencorp Inc.

With a curve turning to the right with an arc length of 30.88 feet, with a radius of 2,248.09 feet, with a chord bearing of S 68°58'48" W, and with a chord length of 30.88 feet to a point; thence

South 69 degrees 22 minutes 25 seconds West (S 69°22'25" W), a distance of 681.90 feet to a point; thence

With a curve turning to the left with an arc length of 367.22 feet, with a radius of 1,402.69 feet, with a chord bearing of S 61°52'25" W, and with a chord length of 366.17 feet to a 5/8 inch iron pin (set) in the easterly r-o-w of B & 0 Railroad, being a common comer to B. J. Builders, Inc. and Gencorp Inc., and standing in a line of the lands of Hartley, Hartley & Hartley, Inc. (Parcel 1.2 of Tax Map 222, Deed Book 234, Page 299); thence, again crossing said B & 0 Railroad, and with two common lines of B. J. Builders, Inc. and Hartley, Hartley & Hartley, Inc.

North 59 degrees 55 minutes 49 seconds West (N 59°55'49" W), a distance of 101.88 feet to a 5/8 inch iron pin (set); thence

North 52 degrees 30 minutes 49 seconds West (N 52°30'49" W), a distance of 465.00 feet (passing through a 5/8 inch iron pin set on-line at 305.39 feet) to a point in the Ohio River, a common comer to B. J. Builders, Inc. and Hartley, Hartley & Hartley, Inc.; thence with the Ohio River for two lines

North 30 degrees 24 minutes 10 seconds East (N 30°24'10" E), a distance of 1,922.82 feet to a point in the Ohio River; thence

South 74 degrees 48 minutes 16 seconds East (S 74°48'16" E), a distance of 47.00 feet to a 5/8 inch iron pin (set) on a traverse line on the eastern bank of the Ohio River; thence along the eastern bank of the Ohio River with said traverse line, property line being considered water's edge of the Ohio River at pool stage as stated in Deed Book 245, at Page 625

North 26 degrees 26 minutes 23 seconds East (N 26°26'23" E), a distance of 2,162.40 feet to a point; thence

North 28 degrees 41 minutes 23 seconds East (N 28°41'23" E), a distance of 366.15 feet to a point; thence

North 29 degrees 29 minutes 23 seconds East (N 29°39'23" E), a distance of 508.07 feet to a point on the eastern bank of the Ohio River, being a common comer to B. J. Builders, Inc. and the lands of Mason County Development Authority (Parcel 5 of Tax Map 203, Deed Book 330, Page 797, First Tract); thence with the common line of B. J. Builders, Inc. and Mason County Development Authority

South 75 degrees 50 minutes 00 seconds East (S 75°50'00" E), a distance of 1,923.30 feet (passing through 5/8 inch iron pins set on-line at 51.46 feet and 1,908.15 feet) to a point in the center of WV State Route #62; thence with the center of Route #62

South 30 degrees 24 minutes 22 seconds West (S 30°24'22" W), a distance of 2,093.08 feet to a PK nail (set) in the center of Route #62, a comer to B. J. Builders, Inc. and standing in a line of Deerfield Development Company; thence leaving said Route #62 and with a common line of B. J. Builders, Inc. and Deerfield Development Company

North 76 degrees 04 minutes 17 seconds West (N 76°04'17" W), a distance of 133.42 feet (passing through a 5/8 inch iron pin set on-line at 19.06 feet) to a concrete monument (found) in the easterly r-o-w of B & 0 Railroad, being a common comer to B. J. Builders, Inc. and Deerfield Development Company; thence with the easterly r-o-w of B & 0 Railroad and two more common lines of B. J. Builders, Inc. and Deerfield Development Company

With a curve turning to the right with an arc length of 211.70 feet, with a radius of 2,322.00 feet, with a chord bearing of S 23°54'50" W, and with a chord length of 211.63 feet to a 5/8 inch iron pin (set); thence

South 26 degrees 31 minutes 32 seconds West (S 26°31'32" W), a distance of 786.90 feet to the point of beginning, and containing a total of 182.638 acres. As shown on a plat prepared May 25, 2022 and revised June 3, 2022 by 6 GUNS, LLC and attached hereto and made part of this description.

That portion of the above described lands containing 133.112 acres, and being designated Parcel "A" on the forementioned plat, being the same lot or parcel of land conveyed to B. J. Builders, Inc., by deed dated the 31st day of December, 1976, and recorded in the Office of the Clerk of the County Commission of Mason County, West Virginia in Deed Book 245 and on Page 625.

That portion of the above described lands containing 49.526 acres, and being designated Parcel "B-1" on the forementioned plat, being part of the same lot or parcel of land conveyed to B. J. Builders, Inc., by deed dated the 3rd day of November, 1969, and recorded in the Office of the Clerk of the County Commission of Mason County, West Virginia in Deed Book 215 and on Page 401.

PARCEL "B-2"

Beginning at a 5/8 inch iron pin (set) in the easterly right-of-way line, now or formerly, of The Baltimore & Ohio Railroad Company, being a common comer to the lands of B. J. Builders, Inc. (Parcel 2 of Tax Map 202, Deed Book 245, Page 625), the lands, now or formerly, of Deerfield Development Company (Parcel 52 of Tax Map 203, Deed Book 333, Page 1, Fourth Tract), and other lands of B. J. Builders, Inc. (Parcel I of Tax Map 222, Deed Book 215, Page 401), the point of beginning; thence leaving said B & 0 Railroad r-o-w and with the common line of B. J. Builders, Inc. and Deerfield Development Co.

South 74 degrees 48 minutes 16 seconds East (S 74°48'16" E), a distance of 59.95 feet to a 5/8 inch iron pin (set) in the westerly right-of-way limits of WV State Route #62, standing in the common line of B. J. Builders, Inc. and Deerfield Development Co.; thence with the limits of Route #62

South 29 degrees 51 minutes 24 seconds West (S 29°51'24" W), a distance of 545.92 feet to a 5/8 inch iron pin (set) in the westerly r-o-w limits of Route #62, being a common comer to B. J. Builders, Inc. and the lands of Landon Stepp (Parcel 1.6 of Tax Map 222, Estate Book 8, Page 636); thence leaving said Route #62 and with the common line of B. J. Builders, Inc. and Stepp

North 53 degrees 18 minutes 53 seconds West (N 53°18'53" W), a distance of 81.69 feet to a 5/8 inch iron pin (found) in the easterly r-o-w of B & 0 Railroad, a common comer to B. J. Builders, Inc. and Stepp; thence with the easterly r-o-w of B & 0 Railroad for two lines

With a curve turning to the left with an arc length of 490.76 feet, with a radius of 2,248.00 feet, with a chord bearing of N 32°46'47" E, and with a chord length of 489.78 feet to a point; thence

North 26 degrees 31 minutes 32 seconds East (N 26°31'32" E), a distance of 31.95 feet to the point of beginning, and containing 0.731 acres. As shown on a plat prepared May 25, 2022 and revised June 3, 2022 by 6 GUNS, LLC and attached hereto and made part of this description.

Being designated Parcel "B-2" on the forementioned plat and being part of the same lot or parcel of land conveyed to B. J. Builders, Inc., by deed dated the 3rd day of November, 1969, and recorded in the Office of the Clerk of the County Commission of Mason County, West Virginia in Deed Book 215 and on Page 401.

AND BEING the same real property conveyed to B.J. Builders, Inc., a West Virginia corporation, by the following deeds: 1) from E. Bartow Jones and Nedra W. Jones, dated December 21, 1976, and recorded in the office of the Clerk of the County Commission of Mason County, West Virginia, in Deed Book 245, at page 625; and 2) from Robinson District Land Development Corporation, dated November 3, 1969, and recorded in the office of the Clerk of the County Commission of Mason County, West Virginia, in Deed Book 215, at page 401.

EXHIBIT "D"

SPECIAL WARRANTY DEED

After Recording, Return to:

This instrument was prepared by:

SPECIAL WARRANTY DEED

TIIlS DEED, made this day of January, 2026, between B.J. BUILDERS, INC., a West Virginia corporation, Grantor and FRONTIERAS NORTH AMERICA, a Wyoming corporation, Grantee.

WITNESSETH:

That for and in consideration of the sum of TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Grantor hereby bargains, sells, grants and conveys to the Grantee, with SPECIAL WARRANTY OF TITLE, the following land, located in Mason County, West Virginia:

DESCRIPTION-See Exhibit A below

Being the same tracts or parcels of land conveyed to B.J. Builders, Inc., a West Virginia corporation, by virtue of the following Deeds:

Deed dated December 31, 1976, from E. Bartow Jones and Nedra W. Jones, his wife to B.J. Builders, Inc., a West Virginia corporation, and being duly of record in the Office of the Clerk of the County Commission of Mason County, West Virginia in Deed Book 245, Page 625.

Deed dated November 3, 1969, from Robinson District Land Development Corporation, a corporation, to B.J. Builders, Inc., a corporation, and being duly ofrecord in the Office of the Clerk of the County Commission of Mason County, West Virginia in Deed Book 215, Page 401

SUBJECT TO all prior exceptions, reservations, covenants, restrictions, agreements, assessments, charges, conditions, easements, rights-of-way, mineral severances and limitations of use as have been imposed upon said property by recorded instruments and to all matters that could be ascertained by an accurate survey of said property.

DECLARATION OF CONSIDERATION ORV ALUE

The undersigned hereby declares:

The total consideration paid for the property conveyed by the document to which this declaration is appended is $4,835,000.00.

WITNESS the Grantor's signature this_ day of January, 2026:

B.J. BUILDERS, INC.

a West Virginia corporation

By:   ---------------------------------------------------

         Sandy J. Dunn, President

STATE OF WEST VIRGINIA

COUNTY OF MASON

The foregoing instrument was acknowledged before me by Sandy J. Dunn, the President of B.J. Builders, Inc., a West Virginia corporation, on behalf of the corporation this                 day of January, 2026.

_________________________________________
Notary Public

My Commission expires:

POST CLOSING COVENANT AGREEMENT	EXHIBIT "E"

THIS POST CLOSING COVENANT AGREEMENT ("Post Closing Agreement"), dated for convenience of reference as of the day of January, 2026, between BJ BUILDERS, INC., a West Virginia corporation ("Seller") and FRONTIERAS NORTH AMERICA, a Wyoming corporation, and/or assignee ("Purchaser").

RECITALS

Effective upon the date hereof, Purchaser acquired from Seller certain real estate consisting of approximately 183.4 acres of land located in Mason County, West Virginia on the Ohio River, legally described on Exhibit "A" attached hereto (the "Property"). A portion of the purchase price for the Property is secured by Purchaser's Promissory Note to Seller (the "Note") and a Deed of Trust on the Property (the "Deed of Trust").

Until the full purchase price under the Note is paid to Seller the parties have agreed that Purchaser will not affect the Property in certain respects as described herein.

Further, if the Property is sold to unrelated persons within three years following the date hereof, the net profit received by Purchaser is to be shared with Seller as described herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

1. Restrictions until full payment. Until the Note is paid in full, the following restrictions shall apply to the Property:

A. Restrictions concerning Modifications to Property. Purchaser shall not commence physical development of the Property, such as grading, excavating or construction of buildings or other improvements without the prior written approval of Seller, which approval may be evidenced by an acknowledged email. Provided, however, Purchaser shall have the right to demolish and remove the existing house, barn and related structures, as well as removal and/or relocation of the cemetery located on the Property including moving any actual human bodies to another location. Further, Purchaser shall have the right to work with Appalachian Power Company to move existing electric power lines off of the Property or closer to the boundaries of the Property, and to place Purchaser's sign on the Property. All such activity of Purchaser shall only be done in accordance with applicable law and governmental requirements with appropriate permits from applicable governing authorities, if applicable.

B. Restrictions on sale or encumbrance of Property. Purchaser shall not sell, lease, encumber the Property, or record any restrictive covenants, easements or other similar documents against the Property without the prior written approval of Seller, which approval may be evidenced by an acknowledged email. Provided, however, after prior written notice to Seller describing the transfer and the parties thereto, Purchaser may transfer ownership of the Property to a related party entity that controls Purchaser, is controlled by Purchaser or is under common control with Purchaser.

2. Sharing of Profit if Property sold within three years. In the event Purchaser sells the Property (other than to a related party entity that controls Purchaser, is controlled by Purchaser or is under common control with Purchaser) within three (3) years from the date hereof, Purchaser shall promptly so inform Seller in writing with a reasonable detailed description of the transaction and shall concurrently pay one-half (½) of the Net Profit from the sale to Seller promptly after Purchaser receives the same from the buyer. The "Net Profit" from the sale means the sale funds received by Purchaser from the buyer, less (i) the cost of the Property paid by Purchaser upon its acquisition from Seller, as well as all expenses paid by Purchaser in connection with such purchase such as title company charges, attorneys fees and other fees paid by Purchaser in connection with said purchase, (ii) all closing costs associated with the sale of the Property including title company charges, title insurance premiums paid by Purchaser, and any sales commissions paid by Purchaser, and (ii) all costs and expenses incurred by Purchaser concerning Purchaser's planning, design, permitting and development costs incurred after the date of this Post Closing Agreement with respect to the Property, it being agreed by Purchaser that all such costs and expenses shall be limited to and include only reasonable documented actual out-of-pocket costs and expenses paid of payable to third parties.

3. Record Memorandum of Agreement. Upon the execution hereof, the parties shall execute and record with the Mason County Recorder a Memorandum of Post Closing Covenants in the form of Exhibit B attached hereto, at Purchaser's cost and expense. This Post Closing Agreement itself shall not be recorded.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.

SELLER:

BJ BUILDERS, INC.

a West Virginia corporation

By: ____________________________________
 Sandy J. Dunn, President

PURCHASER:

FRONTIERAS NORTH AMERICA

a Wyoming corporation

By: ____________________________________

 Matthew McKean

 Chief Executive Officer

EXHIBIT A

Legal Description

[To Come]

EXHIBIT B

When recorded, return to:

MEMORANDUM OF POST CLOSING COVENANTS

THIS MEMORANDUM OF POST CLOSING COVENANTS, dated this day of January, 2026, is made to acknowledge that BJ BUILDERS, INC., a West Virginia corporation ("Seller") and FRONTIERAS NORTH AMERICA, a Wyoming corporation ("Purchaser"), have entered into that certain Post Closing Covenant Agreement of even date herewith ("Post Closing Agreement"), pursuant to which Purchaser has agreed to certain restrictions and obligations concerning that real property legally described in Exhibit A attached hereto (the "Property") upon the terms and conditions contained in the Post Closing Agreement.

SELLER:

BJ BUILDERS, INC.

a West Virginia corporation

By:---------------------------------------

 Sandy J. Dunn
 President

PURCHASER:

FRONTIERAS NORTH AMERICA

a Wyoming corporation

By:---------------------------------------

 Matthew McKean

 Chief Executive Officer

STATE OF WEST VIRGINIA

COUNTY OF MASON

The foregoing instrument was acknowledged before me by Sandy J. Dunn, the President ofB.J. Builders, Inc., a West Virginia corporation, on behalf of the corporation this                day of January, 2026.

_________________________________________
Notary Public

My Commission expires:

STATE OF ARIZONA

COUNTY OF MARICOPA

The foregoing instrument was acknowledged before me by Matthew McKean, the Chief Executive Officer of Frontieras North America, a Wyoming corporation, on behalf of the corporation this                day of January, 2026.

_________________________________________
Notary Public

My Commission expires:

EXHIBIT"A"
Legal Description